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                                    EXHIBIT 5

                        [MAUPIN TAYLOR, P.A. LETTERHEAD]

                               September 16, 2004

Gateway Financial Holdings, Inc.
1145 North Road Street
Elizabeth City, North Carolina  27909

         Re:      Registration Statement on Form S-B2
                  -----------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Gateway Financial Holdings, Inc., a North Carolina corporation (the "Company"), in connection with the preparation of a Registration Statement on Form SB-2 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to the proposed sale of up to 1,400,000 shares of common stock (the "Common Stock"). Such sale is to be pursuant to an underwriting agreement to be entered into with Ryan Beck & Co., Inc., as underwriters (the "Underwriting Agreement").

         This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation SB under the Act.

         We have examined the Company's Articles of Incorporation and its bylaws, the corporate proceedings of the Company, and such other corporate records of the Company and other documents, and have made such examinations of law as we have deemed necessary or appropriate for the purpose of giving this opinion.

         Based on and subject to the foregoing and the additional qualifications set forth below, it is our opinion that the Common Stock being offered and sold by the Company pursuant to the Registration Statement, when issued by the Company pursuant to the Registration Statement and sold in accordance with the Underwriting Agreement, will be legally issued, fully paid and nonassessable shares of common stock of the Company.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus, which is part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

         This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction. This opinion does not extend to compliance with federal and state securities law relating to the sale of the Common Stock.

         This opinion is given as of the date hereof solely for your benefit and that of subscribers in connection with the transaction described above and may not be relied upon, circulated, quoted or otherwise referred to for any purpose without our prior written consent in each instance. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

                                        Sincerely,

                                        MAUPIN TAYLOR, P.A.